Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2007 Fourth Quarter, Full-Year Results

Reports Record Quarterly, Annual License Revenues

IRVINE, Calif., February 7, 2008 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its fourth quarter and full-year ended December 31, 2007. All results should be considered preliminary pending the Company’s filing of its annual report on Form 10-K for the year ended December 31, 2007.

Epicor Chairman and CEO George Klaus commented, “We had an absolutely fantastic fourth quarter, setting records across nearly every financial metric and topping off another excellent full-year of Company-wide execution for Epicor. 2007 marks the fourth consecutive year of double digit growth for Epicor in license revenue, total revenue and non-GAAP earnings per share.

“Our all-time record license revenues are a confirmation of the strength of our sales team, pipelines, software solutions and go-to-market strategy,” Klaus said. “In addition, it is clear that Epicor is reaping the rewards of our strategy to expand our addressable market by moving up-market, as our strong fourth quarter was driven in part by a new record for our top 10 license deals, which averaged in excess of $600,000 in license revenue alone. Our success in winning bigger deals continues to be complemented by strong execution in our core midmarket business, as evidenced by the addition of more than 740 new name customers during the year. Importantly,” he said, “our ability to continue to drive double digit license revenue growth with significant new customer wins will continue to benefit Epicor for years to come by adding to our consulting backlog and highly profitable maintenance revenues.

“We believe the opportunity for continued solid growth in our focused vertical markets is stronger than ever and our pipelines continue to grow. Additionally,” Klaus continued, “the completion today of our acquisition of NSB Retail Systems (NSB) will create a larger, stronger

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and more profitable Epicor, and we look forward to immediately integrating NSB into Epicor and beginning to realize the efficiencies and synergies we expect to drive throughout the combined company. 2008 promises to be another exciting year of double digit growth for Epicor and we are confident that we will deliver on our technology and financial commitments.”

Total 2007 fourth quarter revenues increased approximately 15% to a Company record $119.7 million, compared to total revenues of $104.4 million in the 2006 fourth quarter. 2007 fourth quarter GAAP net income was $22.5 million, or $0.38 per diluted share, compared to $6.7 million, or $0.12 per diluted share, in the 2006 fourth quarter. GAAP net income for the 2007 fourth quarter benefited by $14.0 million, or $0.24 per diluted share, from a non-cash income tax benefit due to the release of deferred tax valuation allowances.

2007 fourth quarter non-GAAP net income increased more than 30% to $15.9 million, or $0.27 per diluted share, compared to non-GAAP earnings of $12.3 million, or $0.21 per diluted share, in the 2006 fourth quarter. In addition to excluding amortization and stock-based compensation expense, non-GAAP earnings for the 2007 fourth quarter also excludes acquisition-related charges and restructuring and other charges, all net of tax, and the non-cash income tax benefit.

Excluding the non-cash income tax benefit, the 2007 fourth quarter effective tax rate was 33.4%, with an actual cash tax rate of approximately 11%. The valuation allowance release is expected to have little effect on the 2008 tax rate.

For the 2007 full-year, total revenues increased 12% to a Company record of $429.8 million, compared to 2006 full-year revenues of $384.1 million. 2007 full-year GAAP net income was $41.3 million (including the release of the tax valuation allowance), or $0.71 per diluted share, compared to $23.8 million, or $0.42 per diluted share, for the 2006 full-year. Non-GAAP earnings for the 2007 year also reached a record of $49.3 million, or $0.85 per diluted share, an increase of more than 17% over 2006 full-year non-GAAP earnings of $42.1 million, or $0.74 per diluted share. In addition to excluding amortization and stock-based compensation expense, non-GAAP earnings for the 2007 full-year excludes acquisition-related charges, debt issuance fees write-off, a gain from the sale of a non-strategic asset and restructuring and other charges, all net of tax, and the non-cash income tax benefit.

The 2007 annual effective tax rate was 35.8%, excluding the positive impact of $14.0 million related to a non-cash income tax benefit, with an actual cash tax rate of approximately 11%.

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2007 Fourth Quarter Revenue by Segment

2007 fourth quarter software license revenue increased by more than 18% to a record $38.2 million, compared to software license revenue of $32.3 million in the same period in the prior year. Epicor experienced strong license sales across all verticals and in all geographies.

Consulting revenue continued its strong growth in the 2007 fourth quarter, increasing 20% to $35.1 million, compared to consulting revenues of $29.3 million in the 2006 fourth quarter. 2007 fourth quarter consulting revenue growth continued to be driven by record license sales, strong migrations of existing customers to Epicor’s latest technology platform, undertaking larger engagements and additional uptake in the Company’s strategic objective to provide ancillary professional services, such as managed services and hosting.

Maintenance revenue for the 2007 fourth quarter also experienced strong growth, with 94% customer retention helping to drive an 8% increase in maintenance revenues to $41.4 million, compared to maintenance revenues of $38.3 million in the 2006 fourth quarter. Maintenance revenues also continued to benefit from Epicor’s ability to grow license revenues in the double digits for the past four consecutive years.

Hardware and other revenue for the 2007 fourth quarter was $5.0 million, up from $4.4 million in the prior year’s fourth quarter.

Balance Sheet Summary

The Company’s balance sheet at December 31, 2007 included $161.0 million in cash designated for the acquisition of NSB, as well as cash and cash equivalents and short-term investments of $76.5 million, which benefited from strong cash flow from operations of more than $23.0 million during the quarter. The Company’s total long-term debt balance as of December 31, 2007 was $230.5 million, consisting primarily of the $230 million obligation to holders of the Company’s convertible bonds.

At the end of the 2007 fourth quarter, net accounts receivable was approximately $98.5 million. Days sales outstanding (DSOs) was 76, up from 75 in the third quarter of 2007. Working capital decreased to $59.0 million at the end of the 2007 fourth quarter, down from $203.6 million at the end of the 2007 third quarter, due the $161.0 million in cash designated for the acquisition. Deferred revenue was $71.2 million.

2008 First Quarter and Full-Year Guidance

The Company is raising its 2008 full-year guidance based on expectations for additional license revenue, as well as expectations for material revenue and non-GAAP earnings accretion

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from the acquisition of NSB, which was completed today. Epicor expects to begin fully integrating the two companies during the first quarter of 2008 with plans to combine functional teams including sales, professional services, support and research and development. Epicor also expects to be able to leverage its marketing and general and administrative infrastructure across all functions of the two companies within the first half of 2008.

The Company said that it is providing its 2008 guidance on a non-GAAP basis. 2008 revenue guidance includes deferred revenues from NSB that are expected to be written off as required by purchase accounting in accordance with GAAP reporting. The Company currently expects to write off $8 to $10 million in NSB deferred revenues for the 2008 fiscal year, approximately $1 million of which will be license revenue, with the remainder consisting of maintenance revenue. The Company’s 2008 full-year and first quarter non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $19.3 million and full-year stock based compensation expense of approximately $8.1 million, each net of tax. 2008 full-year non-GAAP earnings per share expectations assume a weighted average share count of 59.5 million shares.

2008 full-year non-GAAP total revenues for the combined company are expected to be $545 to $555 million. Non-GAAP earnings per share for 2008 is expected to be between $1.02 to $1.06. Non-GAAP software license revenue for the 2008 full-year is expected to be between $120 to $130 million. Hardware and other revenue for the 2008 full-year is expected to be in the range of $30 to $35 million.

Total non-GAAP revenue for the 2008 first quarter is expected to be in the range of $112 to $115 million. Hardware and other revenue for the 2008 first quarter is expected to be $5 to $6 million. Non-GAAP earnings per share for the 2008 first quarter are expected to be in the range of $0.16 to $0.17 per diluted share.

Conference Call Information

The Company will hold an investor and analyst conference call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Thursday, February 7, 2008.

When:	Thursday, February 7, 2008

Time:	2:00 p.m. PT

Dial in:	+1 (800) 776-0487, outside the U.S. +1 (913) 312-0842

Conf ID:	Epicor 2007 Fourth Quarter Earnings Call

Webcast:	http://ir.epicor.com

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On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review 2007 fourth quarter and full-year earnings and the Company’s outlook for the 2008 first quarter and the 2008 full-year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of the Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), potential synergies and the accretive affect of the NSB transaction, tax rates, sales pipelines and opportunities, forecasting ability, target market, customer renewal rates, product release dates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected synergies: Epicor’s ability to continue to support NSB’s customers and add

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functionality to NSB’s products: and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measures. The Company uses non-GAAP earnings and revenue measures and adjusted EBITDA in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP earnings measures for 2006 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets and stock based compensation expense, each net of tax. The non-GAAP earnings measure for the 2007 full year used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, debt issuance fees write-off, restructuring and other charges, a gain from the sale of a non-strategic asset and acquisition-related costs, each net of tax, and the non-cash income tax benefit. The non-GAAP earnings measure for the 2007 fourth quarter used by the Company is defined to exclude the following charges: amortization of intangible assets, stock based compensation expense, restructuring and other charges and acquisition-related costs, each net of tax, and the non-cash income tax benefit. The non-GAAP guidance measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be written off as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets and stock-based compensation expense.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Management believes that it is appropriate to exclude the gain related to the sale of the Company’s Russia-based payroll bureau, because this additional income as a result of the asset sale is not related to the Company’s ongoing business operations. Management believes it is appropriate to exclude the write-off of capitalized debt issuance costs that resulted from the Company’s pay-off of an outstanding term loan with proceeds from the convertible financing in May 2007. Management also believes that it is appropriate to exclude acquisition-related costs associated with option contracts for the purchase of NSB as these costs are not

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related to the Company’s ongoing business operations. Management also believes that it is appropriate to exclude the non-cash income tax benefit because this benefit is not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies. Finally, management believes it is appropriate to exclude restructuring and other charges, which included diligence costs associated with a potential acquisition, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

The Company is also providing adjusted EBITDA, because the Company internally uses adjusted EBITDA measures for determining (i) compliance with certain financial covenants in its credit agreement and (ii) management incentive bonus, including vesting of certain nonvested share incentive awards. The adjusted EBITDA measures used for those purposes may differ from the EBITDA measure because additional items may be excluded from net income for purposes of calculating adjusted EBITDA. For example, restructuring charges, gain on sale of a non-strategic asset, write off of in-process research and development and foreign currency gains/losses may be required to be excluded from adjusted EBITDA under the terms of the Company’s credit agreements and/or management incentive plans. The adjusted EBITDA measure presented in this press release is defined as net income before (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) interest and other income, net, (v) gain on sale of a non-strategic asset and (vi) restructuring and other charges, (vii) acquisition-related costs and (viii) a non-cash income tax benefit.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,158	$70,178
Short-term investments	1,371	—
Accounts receivable, net	98,533	83,965
Deferred income taxes	18,525	17,909
Inventory, net	4,539	4,885
Prepaid expenses and other current assets	9,184	7,587

Total current assets	207,310	184,524
Property and equipment, net	14,762	12,251
Deferred income taxes	39,574	19,836
Intangible assets, net	46,524	56,209
Goodwill	170,096	163,360
Cash designated for acquisition	161,000	—
Other assets	12,958	5,710

Total assets	$652,224	$441,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,640	$14,298
Accrued expenses	62,553	50,919
Current portion of accrued restructuring costs	614	795
Current portion of long-term debt	145	1,102
Current portion of deferred revenue	70,378	63,726

Total current liabilities	148,330	130,840

Long-term debt, less current portion	230,491	98,273
Long-term portion of accrued restructuring costs	356	876
Long-term portion of deferred revenue	823	1,271
Long-term deferred income and other taxes	8,148	2,010

Total long-term liabilities	239,818	102,430

Stockholders’ equity:
Common stock	60	59
Additional paid-in capital	366,914	350,605
Less: treasury stock at cost	(13,883)	(10,895)
Accumulated other comprehensive income (loss)	1,035	(954)
Accumulated deficit	(90,050)	(130,195)

Total stockholders’ equity	264,076	208,620

Total liabilities and stockholders’ equity	$652,224	$441,890

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EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
License fees	$38,214	$32,331	$109,443	$99,530
Consulting	35,147	29,264	134,722	107,520
Maintenance	41,376	38,323	160,278	150,010
Hardware and other	4,960	4,447	25,389	27,036

Total revenues	119,697	104,365	429,832	384,096

Cost of revenues	50,538	44,264	191,878	165,461
Amortization of intangible assets	4,460	4,262	17,419	17,007

Total cost of revenues	54,998	48,526	209,297	182,468

Gross profit	64,699	55,839	220,535	201,628

Operating expenses:
Sales and marketing	24,762	21,662	80,508	70,417
Software development	9,989	8,269	37,369	34,060
General and administrative	15,669	13,047	58,302	52,118
Restructuring and other	365	—	1,571	—

Total operating expenses	50,785	42,978	177,750	156,595

Income from operations	13,914	12,861	42,785	45,033
Gain on sale of non-strategic asset	—	—	1,579	—
Interest expense	(1,809)	(2,876)	(8,469)	(9,274)
Interest and other income, net	666	1,047	6,639	2,848

Income before income taxes	12,771	11,032	42,534	38,607
Provision for income taxes	4,265	4,284	15,227	14,789
Non-cash income tax benefit	(13,970)	—	(13,970)	—

Net income	$22,476	$6,748	$41,277	$23,818

Net income per share:
Basic	$0.39	$0.12	$0.72	$0.43
Diluted	$0.38	$0.12	$0.71	$0.42
Weighted average common shares outstanding:
Basic	57,420	56,272	57,112	55,919
Diluted	58,585	57,607	58,003	57,005

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$22,476	$6,748	$41,277	$23,818
Add back, net of tax:
Amortization of intangible assets	2,994	2,756	11,308	11,168
Stock-based compensation expense	2,666	2,753	8,696	7,132
Acquisition-related charges	1,540	—	1,484	—
Debt issuance fees write off	—	—	541	—
Restructuring and other	243	—	1,009	—
Gain on sale of non-strategic asset	—	—	(1,014)	—
Non-cash income tax benefit	(13,970)	—	(13,970)	—

Non-GAAP earnings	$15,949	$12,257	$49,331	$42,118

Non-GAAP earnings per diluted share	$0.27	$0.21	$0.85	$0.74

Weighted average common shares outstanding:
Diluted	58,585	57,607	58,003	57,005

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EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total revenues	$119,697	$104,365	$429,832	$384,096

Net income	$22,476	$6,748	$41,277	$23,818
Provision for income taxes	4,265	4,284	15,227	14,789
Non-cash income tax benefit	(13,970)	—	(13,970)	—
Interest expense	1,809	2,876	8,469	9,274
Amortization of intangible assets	4,495	4,507	17,614	18,101
Depreciation	1,749	1,320	6,294	5,457
Restructuring and other	365	—	1,571	—
Acquisition-related charges	2,312	—	2,312	—
Gain on sale of a non-strategic asset	—	—	(1,579)	—
Interest and other income, net	(2,978)	(1,047)	(8,951)	(2,848)

Adjusted EBITDA	$20,523	$18,688	$68,264	$68,591

Adjusted EBITDA percent of total revenues	17.1%	17.9%	15.9%	17.9%

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